December 19, 2012

Hunt Mining Corp.
108 N. Washington Street, Suite 302
Spokane, WA 99201

Ladies and Gentlemen:

We have acted as United States tax counsel to Hunt Mining Corp., an Alberta corporation (the “Company”), in connection with the preparation of the Registration Statement on Form F-1/A Amendment No 2. No. 333-182072 (the “Amendment”) filed as of the date hereof with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Amendment.

In our opinion, the statements under the heading “Material United States Federal Income Tax Considerations” in the Amendment, insofar as such statements constitute a summary of the United States federal tax laws referred to therein (and subject to the conditions and limitations described therein), accurately summarizes in all material respects the United States federal tax laws referred to therein.

We express no opinion other than that expressed herein. This opinion is furnished to you solely for use in connection with the Amendment. We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the references to our firm name in the Amendment in connection with references to this opinion and the section in the Amendment entitled “Material United States Federal Income Tax Considerations.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

DORSEY & WHITNEY LLP

JDH/JVC/hmt